Talaris Therapeutics, Inc.

August 12, 2022

Dr. Suzanne Ildstad

RE: Transition and General Release Agreement

Dear Dr. Ildstad:

This Transition and General Release letter agreement (the “Agreement”) confirms the agreement between you and Talaris Therapeutics, Inc. (the “Company”) regarding your transition from providing services to the Company as an employee to providing services to the Company as an advisor, as well as the resolution of any disputes between us.

NOW THEREFORE, in consideration of the mutual promises made herein, you and the Company hereby agree as follows:

1.
Transition from Employment. Your employment with the Company shall end on August 31, 2022 (the “Transition Date”). The Company shall pay you salary and unpaid and properly documented expenses accrued to you through the Transition Date, in accordance with the Company’s regular payroll practices and applicable law. You and the Company agree that your separation from employment shall not affect your status as a member of the Company’s Board of Directors (the “Board”). In addition, you and the Company agree that, until the end of the Advisory Term (as defined below), you shall continue to serve as a member of the Company’s Scientific Advisory Board.
2.
No Other Monies Owed. Subject to receipt of your pay for the pay period(s) between the date of this Agreement and the Transition Date, you acknowledge and agree that you have been timely paid all of your wages earned through the date you sign this Agreement. You acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company other than (i) pay and benefits for the period worked by you up to the Transition Date, together with any accrued but unpaid expenses as of the Transition Date that are reimbursable under the Company’s expense reimbursement policy, (ii) the benefits required pursuant to COBRA, (iii) accrued and vested benefits under the Company’s applicable employee retirement and welfare benefit plans in accordance with their terms, (iv) any rights you have as an equityholder of the Company, and (v) any rights you have to indemnification and advancement of expenses, whether under that certain Indemnification Agreement, by and between you and the Company, dated as of May 6, 2021 (as amended, the “Indemnification Agreement”), the Company’s organizational documents, any applicable directors’ and officers’ insurance coverage, or otherwise, and the only other benefits that you are entitled to receive from the Company in the future are those specified in this Agreement (which includes the Advisor Agreement and the Equity Documents (as defined below)). For the avoidance of doubt, the

Indemnification Agreement shall survive in full force and effect in accordance with, and subject to, its terms following the Transition Date (and the end of the Advisory Term).
3.
Advisory Services. You agree to provide advisory services (the “Services”) to the Company beginning on the date immediately following the Transition Date (i.e., September 1, 2022) as set forth in the Advisor Agreement (the “Advisor Agreement”) attached hereto as Attachment A (such period in which the Advisor Agreement is in effect referred to herein as the “Advisory Term”).
4.
Equity.
(a)
You acknowledge and agree that on February 1, 2022, the Company granted you an option to purchase 150,000 shares of the Company’s Common Stock (the “Options”), pursuant to the terms and conditions of the Company’s 2021 Stock Option and Incentive Plan (the “Equity Plan”) and the Incentive Stock Option Grant Notice and Agreement dated February 1, 2022 between you and the Company (the “ISO Agreement,” and together with the Equity Plan, the “Equity Documents”). You further acknowledge and agree that, as of the Transition Date, none of the Options have vested. Consistent with, and subject to, the terms of the Equity Documents and the Advisor Agreement, your Options shall continue to vest until the end of your “Service Relationship,” as defined in the Equity Documents (which, for the avoidance of doubt, shall include your continued services as an advisor during the Advisory Term and continued service as a member of the Board). In addition, notwithstanding anything to the contrary in the Equity Documents (and provided that you execute, and do not timely revoke, this Agreement), any vested Options that remain outstanding upon final termination of your Service Relationship (including termination of the Advisory Term and of any service you provide as a member of the Board) shall remain outstanding and exercisable through the date that is ninety (90) days after the end of your Service Relationship. The Equity Documents and applicable law (including without limitation applicable tax and securities law), as modified by this Agreement and the Advisor Agreement, shall continue to govern your rights and obligations with respect to the Options.
(b)
You agree and acknowledge that, except as described in the prior subsection (a), and the shares of Common Stock that you own as of the date hereof, you do not have any right, title, claim or interest in or to any Company securities, including, without limitation, any shares of the Company’s capital stock or any other options or other rights to purchase or receive shares of the Company’s capital stock.
5.
Director Compensation. In accordance with the Company’s Non-Employee Director Compensation Policy, in connection with your service as a member of the Board, following the Transition Date, the Company will pay you a fee during your service as a director at the rate of $35,000 per year (the “Director Fee”), to be paid quarterly in installments and in arrears, pro-rated for the third calendar quarter of the year 2022 based on the number of actual days served by you during such calendar quarter based on the Transition Date. Your Director Fee will be paid on a 1099 tax form, consistent with and subject to applicable tax law. Your Director Fee is subject to change at the Board’s discretion in accordance with the Company’s applicable director compensation policy, as it may be in effect from time to time. In addition, during your service as a director, you will be eligible for such annual equity grants as the Company provides to directors, subject to the Board’s discretion in accordance with the Company’s applicable director compensation policy, as it may be in effect from time to time, and subject to your ongoing service to the Company as a director on the grant date(s), if any.
6.
Reimbursement of Legal Fees. The Company shall pay, or reimburse you for, up to $10,000 in reasonable attorneys’ fees incurred by you in connection with the negotiation and execution of this Agreement and the Advisor Agreement. Such payment (or reimbursement) shall be made within thirty (30) days following your presentation to the Company of an invoice for such fees.
7.
Continuing Obligations. You acknowledge and agree that you previously entered into a Confidential Information, Inventions Assignment, and Restrictive Covenant Agreement dated November 1, 2018 (the “CIIAA”) attached hereto as Attachment B. You and the Company acknowledge and agree that, for purposes of the CIIAA, the Advisory Term shall constitute part of the “Engagement Term,” (as defined therein) and your provision of the Services during the Advisory Term shall constitute a continuation of your “Relationship” (as defined in the CIIAA). For the avoidance of doubt, solely for purposes of the Engagement Term (as defined in the CIIAA), your service on the Board shall not constitute part of the Engagement Term. As such, except as set forth in this Section 7, you will remain subject to all applicable provisions of the CIIAA, including, but not limited to, the provisions relating to (1) treatment of the Company’s “Confidential Information” (as defined therein), (2) non-competition, (3) non-solicitation of the Company’s employees, representatives, and agents, (4) non-solicitation of the Company’s customers, (5) assignment of inventions to the Company, and (6) arbitration of disputes. The CIIAA and any other confidentiality, restrictive covenant and other ongoing obligations you have to the Company are the “Continuing Obligations.” However, notwithstanding anything to the contrary in the Continuing Obligations, you shall be permitted to retain copies of your “rolodex” or other directory of contact information, whether in physical or electronic form (including, without limitation, your “Microsoft Outlook” address book or similar electronic address book) following the Transition Date (and the final termination of your Service Relationship). Without limitation of the foregoing, the Company agrees that, during the Advisory Term, you may continue to utilize your Company e-mail address and access to send and receive e-mail communications in accordance with the Company’s information technology and acceptable use policies.
8.
Company Non-Disparagement. In consideration for your agreement to (and reaffirmation of) your obligations under the CIIAA, as well as your entrance into this Agreement, the Company agrees not to issue any press release or official company communications outside of the Company that disparage you or your affiliates. The Company further agrees to instruct its C-level executives in writing not to make negative comments about, or otherwise disparage, you or your affiliates. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
9.
General Releases.
(a)
In consideration for, among other benefits, the Company’s agreement to engage you for purposes of providing the Services, and for the continued vesting of your Options as outlined in Section 4 above, you (which for the purposes of this Section includes yourself and your affiliates, representatives, successors and assigns) hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, managers, members, contractors, representatives, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship.
i.
This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); the Age Discrimination in Employment Act, WARN Act claims; claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units or other equity securities of the Company; tokens; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis; claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Kentucky Civil Rights Act, the Kentucky Equal Pay Act, the Kentucky Equal Opportunities Act, the Kentucky Wages and Hours Act, the anti-retaliation provisions under the Kentucky Workers' Compensation Law, the Kentucky Occupational Safety and Health Act, Section 446.070 of the Kentucky Revised Statutes, or any other federal, state, local, or foreign laws, ordinances, and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; claims for benefits, compensation, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.
ii.
You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.
iii.
By signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery arising from claims released herein. However, nothing in this Agreement precludes you from filing a charge with, communicating with, or participating in any investigation or proceeding before any government agency or body, including but not limited to the Equal Employment Opportunity Commission, and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, including without limitation with respect to the Securities and Exchange Commission.
iv.
Your waiver and release covers only those claims that arose prior to your execution of this Agreement. Your waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of your waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law. In addition, your waiver and release does not apply to any claims related to (i) base salary that has accrued since your last payroll date but has not been paid and accrued and vested retirement or welfare benefits for the period worked by you up to the Transition Date, together with any accrued but unpaid expenses as of the Transition Date that are reimbursable under the Company’s expense reimbursement policy, (ii) any benefits required pursuant to COBRA, (iii) accrued and vested retirement or welfare benefits under the Company’s applicable employee benefit plans in accordance with their terms, (iv) any rights you have as an equityholder of the Company, (v) any rights you have to indemnification and advancement of expenses, whether under the Indemnification Agreement, the Company’s organizational documents, any applicable directors’ and officers’ insurance coverage, or otherwise, or (vi) enforcement of this Agreement, the Advisor Agreement, or the Equity Documents.
(b)
In consideration for your waiver and release in this Section 9 and entrance into this Agreement, the Company, for and on behalf of itself and its subsidiaries, hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against you with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship, provided, however, that this release shall not include any claims against you for any violation of law. The Company covenants not to sue, and to cause its subsidiaries not to sue, you for any of the claims released pursuant to this Section 9(b), agrees not to participate (and to cause its subsidiaries not to participate) in any class, collective, representative, or group action that may include any of the claims released pursuant to this Section 9(b), and will affirmatively opt out (and cause its subsidiaries to opt out) of any such class, collective, representative or group action. Further, the Company agrees not to (and to cause its subsidiaries not to) participate in, seek to recover in, or assist in any litigation or investigation by, other persons or entities against you, except as required by law. By signing this Agreement, the Company, for and on behalf of its subsidiaries, waives any right to bring a lawsuit against you and any right to individual monetary recovery arising from claims released pursuant to this Section 9(b). The waiver and release in this Section 9(b) covers only those claims that arose prior to the Company’s execution of this Agreement. The waiver and release in this Section 9(b) does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release in this Section 9(b) is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law. In addition, notwithstanding anything to the contrary in this Agreement the waiver and release in this Section 9(b) does not apply to enforcement by the Company of this Agreement, the Advisor Agreement, the Equity Documents or the Continuing Obligations.

10.
Time for Consideration; Revocation; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from the date you received this Agreement (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You agree that any changes that were made to the Agreement after it was first presented to you were not material, and regardless of whether any changes were material or immaterial, such changes do not restart the Consideration Period. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act (the “ADEA”). You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) business day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).
11.
No Admission. Nothing in this Agreement shall constitute or be treated as an admission by you, the Company, or the Released Parties of any liability, wrongdoing, or violation of law.
12.
Cooperation. You agree to fully cooperate with the Company and its counsel, at reasonable times and upon reasonable notice, as it relates, in any way, to any issue or matter that may arise as the subject of litigation or administrative inquiry, which occurred during your employment or that occurs during the Advisory Term. Full cooperation shall include, but is not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to the Company without the need of the subpoena process; provided, however, that (i) any such request for cooperation by the Company shall not be unduly burdensome or interfere with your personal schedule or ability to engage in gainful employment, and (ii) this Section 12 shall not apply to any investigation or proceeding that arises out of or relates to a dispute between you and the Company or any of its affiliates. The Company will reimburse you for all reasonable out-of-pocket expenses, including, but not limited to, travel expenses actually incurred in compliance with this paragraph, in accordance with the Company’s standard policies and practices with respect to expense reimbursement. In addition, if any such request for cooperation following the date of termination of your Service Relationship would require more than five (5) hours of your time in any calendar month, you shall be compensated for your time at an hourly rate equal to $500 per hour.
13.
Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement, or arising out of or relating to your employment or separation therefrom, shall be subject to the arbitration provisions in Section 16 of the CIIAA, which are incorporated as if set forth fully herein. To avoid doubt, and without limiting Section 16(e) of the CIIAA, you and the Company agree that the availability of injunctive relief in court (which shall not require the parties to proceed in arbitration) described in Section 16(e) applies to the noncompetition, nonsolicitation and confidentiality provisions of the CIIAA (in addition to applying to the other provisions of the CIIAA described in Section 16(e)) and the Continuing Obligations.
14.
Entire Agreement. You and the Company agree that this Agreement, including its Attachments, and the Continuing Obligations (which are incorporated herein by reference) together with the Equity Documents, constitute the entire agreement between you and the Company regarding the subject matter of this Agreement. All prior or contemporaneous negotiations, agreements, understandings, or representations with respect to the subject matter hereof are expressly superseded hereby and are of no further force and effect, including, without limitation, your Offer Letter dated November 1, 2018 (the “Offer Letter”) and the Company’s Executive Severance and Change of Control Plan effective April 15, 2021 (the “Severance Plan”). You acknowledge and agree that the benefits provided to you in this Agreement (including the Advisor Agreement) are provided in lieu of, and not in addition to, any other separation or severance benefits you may be or may have been owed under the Offer Letter or the Severance Plan. This Agreement may only be modified in a written document signed by you and an authorized employee of the Company. You represent and acknowledge that in executing this Agreement, you do not rely and have not relied upon any representation or statement made by the Company or any or all of the Entities with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than the obligations of the parties set forth in this Agreement.
15.
Governing Law. Except to the extent provided otherwise herein with respect as to the arbitration agreement provision, this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law that may result in the application of the laws of any other jurisdiction.
16.
Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
17.
Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a scanned image shall have the same force and effect as execution of an original, and an electronic or scanned image of a signature shall be deemed an original and valid signature.

18.
Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

TALARIS THERAPEUTICS, INC.

By: /s/ Scott Requadt____________________

Name: Scott Requadt

Title: CEO

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed: /s/ Suzanne Ildstad ___________________

Dr. Suzanne Ildstad

Dated: August 13, 2022_ ____________________

Attachment A: Advisor Agreement

Attachment B: Confidential Information, Inventions Assignment, and Restrictive Covenant Agreement (“CIIAA”)

1

Attachment A

Talaris Therapeutics, Inc.

ADVISOR AGREEMENT

Advisor:	Dr. Suzanne T. Ildstad

Dr, Suzanne T. Ildstad (“Advisor”) and Talaris Therapeutics, Inc., a Delaware corporation (“Company”) enter into this Advisor Agreement (the “Agreement”), dated as of August 31, 2022. Capitalized but undefined terms are defined in the Transition and General Release Agreement between Advisor and the Company dated as of August 12, 2022 (the “Transition Agreement”). Advisor and Company agree as follows:

1.
Services. Advisor agrees to assist the Company in the role of “Senior Scientific Advisor,” and provide scientific, technological, and business advisory services, together with other related tasks as reasonably requested by the Company (collectively, the “Services”). Advisor and the Company anticipate that the Services shall require no more than twenty (20) hours of work per calendar month, and agree that the Services shall not exceed more than two hundred and forty (240) hours in a given calendar year without Advisor’s consent. Advisor shall regularly inform Company of the hours Advisor is spending performing the Services. Advisor’s Services hereunder shall include Advisor’s service and obligations as a member of the Company’s Scientific Advisory Board (the “SAB”) for no additional compensation, which obligations Advisor hereby agrees to perform.
2.
Compensation.
a.
During the Term, as compensation for the Services, the Company agrees to pay Advisor a fee of $35,000 per month, payable in arrears in accordance with the Company’s normal payroll policies and practices with respect to independent contractors, consultants, and advisors. For the avoidance of doubt, the Company and Advisor agree that this amount includes and incorporates compensation for Advisor’s service as a member of the SAB, and Advisor shall not be due any additional compensation or other benefits in connection with her service as a member of the SAB.
b.
If Advisor participates under the Company’s group health insurance plan, Advisor may, subject to Advisor’s eligibility for and election of COBRA rights, continue such coverage under COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Advisor as in effect on the Transition Date until the earlier of: (i) the end of the twelve (12) month period following the Transition Date (regardless of whether the Initial Term ends earlier than such date) and (ii) the date Advisor or Advisor’s spouse becomes eligible for health benefits through another employer or otherwise become ineligible for COBRA (the benefit described in this Section 2.b the “Health Continuation Benefit”).
c.
As further compensation for the Services, Advisor shall continue to vest in her “Options” as defined in, and set forth in more detail in, the Transition Agreement.
3.
Term.
a.
Advisor and the Company agree that Advisor shall provide the Services for an initial period of twelve (12) months beginning on September 1, 2022 (the “Initial Term”), which period shall be subject to extension at the mutual option of, and subject to the mutual agreement in writing of, the Company and Advisor (each such term a “Successive Term”).
b.
Advisor may terminate this Agreement at any time prior to the expiration of the Initial Term or any Successive Term (as applicable) upon thirty (30) days’ written notice to the Company.
c.
The Company may terminate this Agreement (i) without Cause (as defined in the Offer Letter) at any time prior to the expiration of the Initial Term, or (ii) at any time prior to the expiration of any Successive Term, in the case of either (i) or (ii), upon thirty (30) days’ written notice to the Advisor.
d.
The Company may terminate this Agreement for Cause at any time prior to the expiration of the Initial Term effective immediately upon written notice to the Advisor. The Company and Advisor agree that, in the context of the Company’s right to terminate this Agreement in accordance with this Section 3.d, all references to “employment duties” in the Offer Letter shall be read to refer to the Advisor’s duties to provide the Services in accordance with, and subject to, this Agreement and to comply with Advisor’s Continuing Obligations.
e.
The period of time during which Advisor provides the Services under this Agreement shall be referred to herein as the “Term.”
4.
Retention Benefits. If the Company terminates this Agreement without Cause prior to the expiration of the Initial Term, subject to Advisor’s execution and non-revocation of the Certificate attached as Exhibit A (the “Release”) within the time period required by such Release, the Company shall (i) pay Advisor a sum equivalent to the total payments the Company would have paid to Advisor over the remainder of the Initial Term pursuant to Section 2.a (i.e., the monthly fee specified in Section 2.a multiplied by the number of full and partial months remaining in the Initial Term) (the “Retention Payment”); (ii) if Advisor is still eligible to receive the Health Continuation Benefit, the Company shall continue to provide such Health Continuation Benefit until Advisor is no longer eligible under Section 2.b above; and (iii) Advisor shall continue to vest in any Options that would have otherwise vested through the end of the Initial Term on their regular schedule in accordance with the Equity Agreements and the Transition Agreement (and, for the avoidance of doubt, such Options shall continue to vest in accordance with their terms during Advisor’s tenure as a member of the Board). The Company shall pay the Retention Payment in a lump sum on the Company’s next regular payroll date following the effective date of the Release. For the avoidance of doubt, in the event that (x) Advisor terminates this Agreement prior to the expiration of the Initial Term, (y) the Company terminates the Agreement with Cause, or (z) either party terminates this Agreement after the expiration of the Initial Term, then the Company shall not owe the Retention Benefits.
5.
Relationship of the Parties; No Conflicts; Promotional Rights. Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and shall not bind nor attempt to bind the other to any contract. Advisor shall not be eligible to participate in any of Company’s employee benefit plans (other than through COBRA), fringe benefit programs, group insurance arrangements or similar programs. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party. Company may use and authorize the use of Advisor’s name, likeness and biographical information in promotional materials, websites and the like; provided, that, such information is accurate in all material respects.
6.
Return of Company Property. Advisor agrees that, within five (5) business days from the last day of the Term (or earlier upon request of the Company) Advisor will return to the Company any and all Company property in Advisor’s possession or control, including, without limitation, Materials (as defined in the CIIAA), equipment, documents (in paper and electronic form), and credit cards, and that Advisor

2

will have returned and/or destroyed all Company property that Advisor stored in electronic form or media (including, but not limited to, any Company property stored in Advisor’s personal computer, USB drives or in a cloud environment). However, notwithstanding the foregoing, Advisor shall be permitted to retain copies of Advisor’s “rolodex” or other directory of contact information, whether in physical or electronic form (including, without limitation, Advisor’s “Microsoft Outlook” address book or similar electronic address book) during and following the Term. Without limitation of the foregoing, the Company agrees that, during the Term, Advisor may continue to utilize Advisor’s Company e-mail address and access to send and receive e-mail communications in accordance with the Company’s information technology and acceptable use policies.
7.
Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor and Advisor shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the prior written consent of Company. Any attempt to do so shall be void. Company shall be free to transfer any of its rights under this Agreement to a third party. This and the Transition Agreement represent the entire agreement between the parties with respect to the subject matter hereof and no changes, modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. To avoid doubt, and without limiting the foregoing sentence, Advisor and Company specifically acknowledge and agree that the Offer Letter and Severance Plan have been superseded and are of no further effect. If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws principles that require the application of the law of a different jurisdiction. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via email or other transmission method (including pdf or any electronic signature complying with applicable law) and any counterpart so delivered shall be deemed valid and effective for all purposes. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Advisor hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an online or electronic system established and maintained by the Company or a third party designated by the Company.

[signature page follows]

3

The parties have executed this Advisor Agreement as of the date first set forth above.

COMPANY:

TALARIS THERAPEUTICS, INC.

By: /s/ Scott Requadt________________
Name: Scott Requadt
Title: CEO
Email: [redacted]

ADVISOR:

By: /s/ Suzanne Ildstad
Name: Dr. Suzanne Ildstad
Email: [redacted]
Address:
[redacted]

1

Exhibit A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I hereby acknowledge and certify that I entered into a Transition and General Release Agreement with Talaris Therapeutics, Inc. (the “Company”) (such Agreement, the “Transition Agreement”). Pursuant to the Advisor Agreement between myself and the Company to which this Exhibit is attached (the “Advisor Agreement”), I am required to sign this “Certificate,” which updates the release of claims in the Transition Agreement, in order to receive the retention benefits described in the Advisor Agreement. Capitalized but undefined terms in this Certificate are defined in the Advisor Agreement.

For this Certificate to become effective and for me to receive such retention benefits, I must sign this Certificate after the last day of the Term but no later than seven days after the last day of the Term. I will not sign this Certificate before the last day of the Term. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effective Date.” I further agree as follows:

1. A copy of this Certificate was attached as an Exhibit to the Advisor Agreement.

2. In consideration of the benefits described in the Advisor Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Transition Agreement to any and all claims that arose after the date I signed the Transition Agreement through the Certificate Effective Date, subject to all other exclusions and terms set forth in the Transition Agreement.

3. I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Advisor Agreement.

4. I agree that this Certificate is part of the Advisor Agreement.

5. In consideration of my execution of this Certificate, the Company, for and on behalf of itself and its subsidiaries, hereby extends the release of claims set forth in Section 9(b) of the Transition Agreement to any and all claims that arose after the date the Company signed the Transition Agreement through the Certificate Effective Date, subject to all other exclusions and terms set forth in the Transition Agreement. If the Company does not return a countersigned copy of this Certificate to me within five (5) business days after receipt of my executed copy of this Certificate, the extension of my release of claims pursuant to Section 2 of this Certificate shall be null and void, but I shall continue to be entitled to receive the retention benefits described in Section 4 of the Advisor Agreement (provided that I have met all other eligibility requirements to receive such retention benefits under the Advisor Agreement).

[signature page follows]

Accepted and Agreed:

/s/ Suzanne Ildstad___________________

Dr. Suzanne Ildstad

August 31, 2022_____________________

Date

COMPANY: TALARIS THERAPEUTICS, INC.
By:
Name:
Title:
Email:

2

Attachment B

[Copy of Confidential Information and Invention Assignment Agreement]